Exhibit 10.1

LEASE

between

Jet 55 Property Owner LLC,
as the Landlord

and

Lantronix, Inc.,
as the Tenant

Jet 55

12755 Highway 55

Plymouth, Minnesota 55441

i

LEASE

January 20, 2022

This Lease is between Jet 55 Property Owner LLC, a Delaware limited liability company ("Landlord"), and Lantronix, Inc., a Delaware corporation ("Tenant").

1.       Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises identified in the floor plans in Exhibit A-1 (the "premises"). The premises are on the first floor of the building at 12755 State Highway 55, Plymouth, Minnesota 55441 (the "building"). Landlord and Tenant agree that the premises contain 65,983 square feet of floor area, measured from the exterior of exterior walls and from the middle of demising walls. The building and the rest of the property are shown on the site plan in Exhibit A-2. The property is known as Jet 55.

a.                Land Subject to this Lease. The building is on the land described in Exhibit B.

b.               Access and Hours. Landlord agrees that Tenant will have access to the premises 24 hours per day, every day of the year. The current building hours for the interior building common areas are from 7:45 am to 5:00 pm on non-holiday weekdays; after-hours access to the interior building common areas is by a key card or other security system.

c.                Parking. Landlord agrees that Tenant has the non-exclusive right, throughout the term, to use, at no additional charge to Tenant or its employees or visitors, 99 total parking spaces, based on 1.5 spaces per 1,000 square feet and the 65,983 square feet of floor area of the premises, in the surface parking areas at the property that are available for general use. Tenant agrees that Landlord may reserve parking spaces at the property for the exclusive use of other tenants of the property, as long as any such reserved parking does not unreasonably interfere with Tenant's right to use the number of parking spaces to which it is entitled, and that Landlord may designate visitor-only parking areas.

d.               Amenities. Landlord agrees that Tenant's employees and guests will have the right, throughout the term, at no additional charge to Tenant or its employees, to use the fitness center, training room, and collaboration lounge that Landlord operates in the building, on a non-exclusive basis in common with other tenants of the building to whom Landlord has granted access to those amenities. Landlord may restrict access to these amenities with a key card or similar system. Tenant agrees that Landlord may remodel, relocate, modify, and otherwise modify the building amenities, and temporarily restrict access to part or all of the amenities during remodeling or construction.

e.                Roof Rights. Landlord agrees that Tenant may, at Tenant's sole cost, but without any additional charge by, or rent payable to, Landlord, use the building's roof above the premises, on a non-exclusive basis, in a location reasonably acceptable to Landlord, to install, use, maintain, and repair communications, HVAC, and other necessary equipment solely for Tenant's business in the premises (including, without limitation, an over-the-air rooftop reception and transmission device, commonly referred to as a "satellite dish antenna" or an "OTARD"). Tenant agrees not to do any work on the roof or install any equipment on the roof except in accordance with plans and specifications, including detailed plans for all penetrations of the roof, for structural support for the equipment, and for any screening, that Landlord and the original installer of the roof reasonably approve, and Tenant agrees to use only a contractor reasonably approved by Landlord and the roof installer, which may be the original installer or another installer authorized by the roof manufacturer, if necessary to avoid affecting the warranty. Tenant agrees to schedule all access to the roof in advance with Landlord, and Tenant agrees to obtain and comply with all necessary governmental permits. Tenant agrees to comply with each unexpired roof warranty to avoid voiding or affecting the warranty, and if Tenant does or fails to do anything that voids or otherwise adversely affects a roof warranty, Tenant agrees to pay for any work required to restore the roof warranty. Tenant agrees to install, operate, maintain, and repair all of its equipment on the roof in compliance with all laws and other governmental requirements that apply. Before Tenant surrenders possession of the premises, Tenant agrees to remove any OTARD from the roof and repair and restore all affected areas in accordance with restoration plan approved by Landlord.

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f.                   Landlord's Right to Modify the Property. Tenant agrees that Landlord may expand, contract, improve, and otherwise modify the building, parking areas, driveways and drive aisles, and other interior and exterior common areas at the property at any time as long as it does not (i) materially interfere with Tenant's access to or use of the premises (including, without limitation, loading dock doors) for the use permitted under section 7 hereof, and (ii) reduce the number of parking spaces at the property to less than 1.5 per 1,000 leasable square feet of floor area in the building.

g.                  Right of First Offer to Lease Adjacent Space. Landlord hereby grants Tenant and any permitted transferee of Tenant a right of first offer during the initial term of this Lease with respect to any space adjacent to the premises (including the mezzanines) on the following terms. Before leasing any part of Covered Space to any other person, on the condition that no event of default by Tenant then exists under this Lease, Landlord shall give Tenant notice offering to lease that part of the Covered Space (the "Offer Space") to Tenant, including the terms and conditions, including the rent, term, and tenant improvements and allowances, upon Landlord is willing to lease that Offer Space to Tenant (the "Offer"). Tenant agrees that it will not have the right to accept an Offer at any time (A) when less than three years would remain before Tenant has the right to terminate this Lease under the termination option in section 4.c at the time Tenant would start paying full monthly net rent for the Offer Space, unless Tenant also waives the right to exercise the termination option, or (B) when less than three years would remain in the term when Tenant would commence paying full monthly rent for the Offer Space, unless Tenant exercises its right to extend the term under section 4.b. "Covered Space" shall be all or any part any of the following spaces: (i) the spaces adjacent to the premises on the ground floor that are shown in Exhibit A-1 to this Lease as "Suite C, 18,245 usf (this space is currently leased by iQor), and "Suite B, 13668 usf; and (ii) the mezzanine that adjoins the east and southeast sides of the premises at the same level as the second floor of the office space that adjoins the premises to the southeast. Tenant shall have ten business days following receipt of an Offer to accept the Offer as to the Offered Space. If Tenant does not timely notify Landlord of its acceptance of the Offer, the Offer shall lapse, Tenant's right to lease all or any portion of the Offer Space shall terminate and be of no further force and effect, notwithstanding any future availability of such space for lease by Landlord, and Landlord may lease the Offered Space or any portion thereof to any other person; provided, however, if Landlord wishes, within 12 months after delivering the Offer, to lease the Offer Space at a rent and on other terms that are materially less favorable to Landlord than contained in the Offer, taking into consideration all relevant factors, Landlord will first submit a new Offer to Tenant containing such different terms and the provisions of this section 1.g shall apply to such new Offer. Except as provided in the preceding sentence, Tenant's right of first offer with respect to any particular part of the Covered Space is a one-time right. If Tenant timely accepts an Offer, the Offer Space shall be deemed added to the premises on the terms and conditions of the Offer for the remainder of the term of this Lease, and, except as may be provided for in the Offer, Landlord shall have no obligation to construct or install any improvements, furnishings or equipment whatsoever in the Offer Space.

2.                Possession Delivered. Landlord hereby delivers possession of the premises to Tenant, and Tenant hereby accepts possession of the premises, on the date of this Lease, in its as-is condition. Except as expressly provided herein, Landlord hereby disclaims, and Tenant hereby waives, any express or implied representation or warranty about the condition of the premises or their suitability or fitness for any particular purpose. Tenant agrees that, except for Landlord's obligation to pay the allowance under section 3.k of this Lease, Landlord has no obligation to do any work in the premises or to any other part of the building or the property, or to pay any allowance, in connection with delivering possession of the premises or Tenant's opening for business in the premises. Landlord represents that, to its actual knowledge, the electrical, plumbing, and utility systems that serve the premises, up to the meters or main demarcation or connection points where they are stubbed to the premises are in good working condition on the date of this Lease, and that, on the date of this Lease, the roof is under warranty, water-tight, and free from visible signs of water penetration.

3.                Tenant's Work. Tenant agrees to plan and construct all tenant improvements it desires in connection with its initial occupancy of the premises, including any rooftop installations, including installing dock doors and platforms and any other loading dock equipment or improvements Tenant desires, including demising the mezzanines to separate them from the premises and removing the stairwell to the mezzanines, in accordance with the bid in Exhibit A-4, and installing an ESFR (early suppression fast response) sprinkler system in the warehouse in accordance with the bid in Exhibit A-5 (collectively, the "Tenant's Work"). Tenant agrees to construct the Tenant's Work, and to do any subsequent alterations and work in the premises, in accordance with this section 3.

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a.                  Plans and Specifications. Landlord hereby approves the preliminary plans and specifications for the Tenant's Work prepared by Environ Architecture, Inc. dated November 16, 2021 that is attached in Exhibit A-3 (the "Approved Space Plan"). Tenant agrees to cause its architect and other design professionals to promptly prepare and deliver to Landlord for Landlord's approval a permit and pricing set, and then a final construction set, of plans and specifications for Tenant's Work that are substantially consistent with the Approved Space Plan. Landlord agrees to promptly approve or disapprove and comment on each iteration of Tenant's proposed plans and specifications. To the extent Landlord requests revisions or further clarification to the Construction Drawings, Tenant agrees to submit a revised version of its proposed plans and specifications within five business days after it receives Landlord's comments, until Landlord approves them. Notwithstanding anything to the contrary in the foregoing, Landlord agrees to not unreasonably withhold its consent and approval to Tenant's plans and specifications to the extent the same are consistent with the Approved Space Plan or any previously submitted and approved iteration of said plans and specifications. Tenant agrees that it is solely responsible for ensuring that its plans and specifications comply with all laws and that the Tenant's Work will meet its needs.

b.                  General Contractor, Construction Contract. Tenant agrees that its general contractor must be licensed, bondable, reputable, and qualified to construct the Tenant's Work. Landlord hereby approves Mission Construction, Inc. as Tenant's general contractor for the Tenant's Work. Tenant agrees to deliver a copy of the fully-signed construction contract to Landlord before Tenant commences the Tenant's Work. After Tenant enters in to the contract with the general contractor for Tenant's Work, Tenant agrees not to enter into any change order that materially changes the scope or quality of the work or that materially increases the price without Landlord's written approval.

c.                   General Contractor's Insurance. Tenant agrees to cause its general contractor to maintain, throughout the Tenant's Work, commercial general liability insurance including owner's and contractor's protective and products/completed operations liability, in the amount of $2 million per occurrence, naming Landlord as an additional insured. Tenant agrees that Landlord has no obligation to obtain or maintain any form of property insurance, including, without limitation, builder's risk insurance, with respect to the Tenant's Work until after the Tenant's Work is complete, Tenant delivers to Landlord a copy of the final, unconditional certificate of occupancy for the Tenant's Work and any other legally required completed inspections and approvals. Tenant agrees to deliver insurance certificates or other reasonable evidence of the contractor's insurance to Landlord before starting the Tenant's Work.

d.                  Permits. Before starting the Tenant's Work, Tenant agrees to deliver to Landlord copies of all permits and approvals required for the Tenant's Work.

e.                   Laws and Approved Plans. Tenant agrees to perform the Tenant's Work skillfully and in a first-class manner in accordance with all permits, all building codes and other applicable laws, and the final construction set of plans and specifications approved by Landlord. Tenant agrees that the Tenant's Work includes any alterations to the premises that are required to bring the premises into compliance with the ADA and any other disability access laws, as well as any alterations to the common areas outside of the premises that are required by a particular design or use of the premises, as opposed to alterations that would be required by any generic office or warehouse use of the premises. Landlord agrees to make any such alterations, at Landlord's sole cost, that are triggered by the Tenant's Work and would be triggered any generic office or warehouse use of the premises.

f.                   As-Built Plans. Tenant agrees to deliver as-built plans, in CAD format if available, for the Tenant's Work within 30 days after it completes the Tenant's Work.

g.                  At Tenant's Cost. Tenant agrees to construct the Tenant's Work and otherwise comply with all of its obligations under this section 3 at Tenant's sole cost and risk, but with reimbursement of or payment for all or a portion of the cost of the Tenant's Work through the allowance under section 3.k.

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h.               Construction Management. Tenant agrees that Landlord has no obligation to manage or oversee the Tenant's Work or Tenant's contractor or contractors, and Landlord agrees not to charge a construction or project management fee with respect to the Tenant's Work. But if Tenant asks Landlord to provide construction management for the Tenant's Work and Landlord agrees to do so, Tenant agrees to pay Landlord a construction management fee of 2% of the hard cost of construction.

i.                  Liens. Tenant agrees to pay when due all costs of any labor, materials, or services related to the Tenant's Work, and to give Landlord a copy of any lien related to any Tenant's Work within five business days after Tenant receives notice of the lien. Tenant agrees to remove any such lien within 20 business days after it is filed and to indemnify and defend Landlord against all losses and costs, including reasonable attorney fees that result from the lien. If Tenant does not remove any such lien within 20 business days after it is filed, Tenant agrees that Landlord may do so by satisfying the lien or by any other means, and Tenant agrees to pay Landlord the cost of doing so, including reasonable attorney fees, within 30 business days after demand.

j.                 Construction Warranties. Tenant agrees that the construction contract for the Tenant's Work will include customary warranties and an obligation by the contractor to repair defects within one year after substantial completion. Tenant agrees to enforce, for Landlord's benefit, all warranties that cover the Tenant's Work, and, upon Landlord's request, to assign to Landlord the non-exclusive benefit of and right to enforce, together with Tenant, any such warranties.

k.               Allowance. Landlord agrees to reimburse Tenant for its actual out-of-pocket costs of the Tenant's Work, consisting of the cost of the plans and specifications, the building permit, and the cost of the work under the construction contract, with an allowance of up to $1,500,000 plus the cost of demising the mezzanines in the amount of $29,000, and plus the cost of installing the ESFR sprinkler system in the amount of $148,400. Landlord agrees to pay the allowance in three installments. Landlord agrees to pay the first installment, in the amount of one-third of the budgeted cost of the Tenant's Work, within 15 days after Tenant has completed at least one-third of the Tenant's Work and delivers unconditional lien waivers from Tenant's general contractor for one-third of the cost of the Tenant's Work. Similarly, Landlord agrees to pay the second installment, in the amount of one-third of the cost of the Tenant's Work, within 15 days after Tenant has completed two-thirds of the Tenant's Work and delivers unconditional lien waivers from Tenant's general contractor for two-thirds of the cost of the Tenant's Work. Finally, Landlord agrees to pay the last installment of the allowance within 15 days after Tenant: (i) completes the Tenant's Work and obtains a temporary or final certificate of occupancy that authorizes Tenant to occupy and use the entire premises; (iii) occupies all or substantially all of the premises for the conduct of its business; (ii) gives Landlord a complete list of all persons who have provided lienable labor, material, or services for Tenant's Work, certified by Tenant and its general contractor; (iv) pays for the plans, specifications, and Tenant's Work in full and delivers full and final lien waivers from its general contractor and other contractors, subcontractors, suppliers, material suppliers, and others who provide labor, material, or services for the Tenant's Work; and (v) delivers a written request for disbursement of the allowance with documentation of the cost of the Tenant's Work that is reasonably satisfactory to Landlord. Tenant agrees that it is solely responsible for the excess cost above the allowance, and that Landlord has no obligation to pay or reimburse Tenant for any costs of demolishing or constructing improvements, moving, buying, leasing, or installing any fixtures, equipment, or inventory, or otherwise occupying and opening for business in the premises. Landlord agrees that the Tenant's Work will remain Tenant's property throughout the term of the Lease and will automatically become Landlord's sole property, without any consideration to Tenant, when this Lease expires or upon any earlier termination of this Lease or of Tenant's right to possession of the premises.

4.       Term.

a.                   Initial Term. The "Rent Commencement Date" is May 1, 2022. The term of this Lease commences on the date of this Lease and will end on the last day of the 123m full calendar month after the Rent Commencement Date, which will be July 31, 2032.

b.                  Extension Option. If Tenant (or any permitted transferee) is then occupying and conducting business in the premises, Landlord agrees that Tenant has one option to extend the term of this Lease for an additional five years at the greater of (i) $11.42 per square foot, which is the net rent rate for the last year of the initial term or (ii) the then-market net rent, as determined under this section 4.b. Tenant may exercise the option only by written notice to Landlord at least nine months, but not more than twelve months, before the initial term is scheduled to end. Within 45 days after Landlord receives the extension notice, Landlord agrees to give Tenant written notice of its good-faith determination of the market net rent for the extension term, taking into account all relevant factors, including Tenant's credit, the length of the extension term, the condition of the premises, and the fact that Landlord is not providing any tenant improvements. Tenant may disagree with Landlord's determination of the market net rent by written notice to Landlord within 15 days after it receives Landlord's notice, in which case Landlord and Tenant agree to negotiate in good faith for 15 days in an attempt to agree on the market net rent.

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If Landlord and Tenant do not agree on the market net rent within the 15-day negotiation period, each party shall, within one business day after the expiration of said 15-day period, submit to the other such party's final determination of market net rent, and the market net rent will be determined by arbitration as follows: Landlord and Tenant shall agree upon and jointly appoint one neutral arbitrator who shall be by profession a real estate appraiser or broker who shall have been active over the 10-year period ending on the date of such appointment in the leasing of comparable commercial properties in the Minneapolis-St. Paul metropolitan area. Neither Landlord nor Tenant shall consult with such broker or appraiser as to his or her opinion as to the market net rent prior to the appointment. If a party does not submit a final determination of market net rent, the determination of the party that submitted a final determination shall be final and binding and no arbitration shall occur. Subject to the foregoing, the determination of the arbitrator shall be limited solely to the issue of whether Landlord's or Tenant's submitted proposal on net market rent (as exchanged between the parties as hereinabove provided) for the premises is the closest to the determination of the neutral arbitrator. The arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within 10 business days after the appointment of the arbitrator any data and additional information concerning comparable transactions and market information and the other party may submit a reply in writing within 5 business days after receipt of such submittal. The arbitrator shall, within 45 days of his or her appointment, reach a decision as to whether Landlord's or Tenant's submitted market net rent is the closest to the market net rent, and shall notify Landlord and Tenant of such determination. The decision of the arbitrator shall be binding upon Landlord and Tenant. If Landlord and Tenant fail to agree upon and appoint such arbitrator, then the appointment of the arbitrator shall be made by the presiding judge of the Hennepin County District Court. The cost of arbitration shall be paid by Landlord and Tenant equally, and each party shall bear its own legal and other professional costs and fees.

The net rent during the extension period will then be the greater of the market net rent the arbitrator selects or $11.42 per square foot.

Subject to the determination of market net rent, all other terms of this Lease will continue to apply during the extension of the term, provided, however Landlord will have no obligation to construct any tenant improvements in the premises, to give Tenant any tenant improvement allowance, free rent, or other concession in connection with the extension of the term, or to pay any commission to any broker who represents Tenant, and Landlord and Tenant will sign and deliver a confirmation of the extension of this Lease and the amount of the net rent due during each year of the extension term.

Tenant and Landlord agree that time is of the essence with respect to exercising their rights under this section 4.b.

c.                  Tenant's Right to Terminate Early. Landlord agrees that Tenant has the right to terminate this Lease at the end of the 87th full calendar month after the Rent Commencement Date (the "Early Termination Date") (which will be July 31, 2029) by delivering to Landlord, at least six months before to the Early Termination Date, a written termination notice and a termination fee equal to the sum of (i) the unamortized cost of the broker commissions, the allowance under section 3.k, and the three months of abated net rent for the initial three months following the Rent Commencement Date using straight-line amortization with annual interest at 8%, (ii) four months of net rent, in the amount of $251,247.64, plus (iii) four months of operating cost payments based on Landlord's billing for operating costs for the calendar year in which the Early Termination Date occurs.

5.       Rent.

a.                  Net Rent. Landlord agrees that Tenant does not owe net rent for the period from the date of this Lease through the day before the Rent Commencement Date. Starting on the Rent Commencement Date and throughout the rest of the initial term of this Lease, Tenant agrees to pay net rent to Landlord in advance in monthly installments on or before the first day of each month, in the following amounts during the following periods:

Period	Annualized net rent	Monthly installments of net rent	Annual net rent per square foot
5/1/2022 — 7/31/2022	---	abated	$8.50
8/1/2022 — 4/30/2023	$560,855.50	$46,737.96	$8.50
5/1/2023 — 4/30/2024	$577,681.17	$48,140.10	$8.76
5/1/2024 — 4/30/2025	$595,011.60	$49,584.30	$9.02
5/1/2025 — 4/30/2026	$612,861.95	$51,071.83	$9.29
5/1/2026 — 4/30/2027	$631,247.81	$52,603.98	$9.57
5/1/2027 — 4/30/2028	$650,185.24	$54,182.10	$9.85
5/1/2028 — 4/30/2029	$669,690.80	$55,807.57	$10.15
5/1/2029 — 4/30/2030	$689,781.52	$57,481.79	$10.45
5/1/2030 — 4/30/2031	$710,474.97	$59,206.25	$10.77
5/1/2031 — 4/30/2032	$731,789.22	$60,982.43	$11.09
5/1/2032 — 7/31/2032	$753,742.89	$62,811.91	$11.42

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The first row of this table of net rent reflects Landlord's agreement abate net rent for the first three months after the Rent Commencement Date.

b.                  Operating Costs. Landlord agrees that Tenant does not owe any payment with respect to operating costs from the date of this Lease through the Rent Commencement Date. Starting on the Rent Commencement Date and throughout the rest of the term of this Lease (without any abatement during the period net rent is abated as hereinabove provided)), Tenant agrees, in addition to paying net rent under section 5.a, to pay Landlord, as additional rent, in monthly installments that are due on the first day of each month together with net rent, Tenant's share of all costs of owning, managing, operating, maintaining, repairing, preserving, and replacing the building, interior and exterior common areas, and all other improvements on the property, including all costs related to the following, except for the costs excluded from operating costs under section 5.b.i, subject to section 5.b.ii with respect to capital expenses, and subject to section 5.b.iii. with respect to controllable operating costs: (1) insurance premiums, insurance deductibles, and other insurance-related costs; (2) real estate taxes and installments of special assessments and other governmental charges due and payable with respect to the land, the building, and the other improvements, and the cost of contesting any real estate taxes; (3) cleaning and janitorial service to the interior common areas; (4) collecting and disposing of garbage and recycling from the common areas; (5) water, sewer service, electricity, natural gas, and other utility services to the interior common areas; (6) sweeping, cleaning, and removing snow and ice from the parking areas, sidewalks, and driveways, and landscaping maintenance and plantings; (7) maintaining, repairing, and replacing the building and exterior improvements and landscaping, including the roofs, exterior and load-bearing walls, and other structural components, and maintaining, repairing, and replacing all building systems, equipment, and facilities, except that capital improvements that cost more than $50,000 per item will be amortized as described below in section 5.b.ii; (8) key card and other security systems and equipment; (9) compensation, including wages and benefits paid to employees who operate, maintain, repair, replace, supervise, or manage the property that are allocable to the property under this Lease, and not to other properties, and all related payroll taxes, workers' compensation, unemployment insurance, disability benefits insurance, and similar contributions, and expenses; (10) engineering, accounting, legal, and other consulting and professional services, including preparing annual operating cost estimates and reconciliations; (11) security and police supervision; (12) office overhead allocable to owning and managing the property; and (13) property management fees and expenses. If Landlord uses accrual accounting rather than cash accounting, operating costs will be deemed to have been incurred when they accrue.

i.                  Exclusions from Operating Costs. The operating costs to which Tenant is obligated to contribute under this section 5.b shall not include:

(1)               All costs associated with the operation of the business of the entity that constitutes "Landlord" or "Landlord's managing agent" (as distinguished from costs of operating the property) including, but not limited to, Landlord's or Landlord's managing agent's general corporate overhead and general administrative expenses, legal, risk management, and corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges, asset management fees, administrative fees, travel expenses for company meetings or training, placement/recruiting fees/costs for employees whether they are assigned to the property, employee training programs, real estate licenses and other industry certifications, health/sports club dues, employee parking and transportation charges, tickets to special events, costs of any business licenses, costs of defending any lawsuits by tenants, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interests in the property, bad debt loss, rent loss, or any reserves for bad debts, and costs incurred in connection with any disputes between Landlord and/or Landlord's management agent and their employees, tenants or occupants.

(2)               Any cost relating to the marketing, solicitation, negotiation and execution of leases of space at the property, including without limitation, promotional and advertising expenses, commissions, fmders fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and cleanup of tenant improvements to the premises or the premises of other tenants or other occupants, or due to a dispute between Landlord and any tenant of the building, the amount of any allowances or credits paid to or granted to tenants or other occupants, and all other costs of alterations of space in the property leased to or occupied by other tenants or occupants.

(3)             Wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord's managing agent above the grade of "Building Manager" as such term is commonly understood in the property management industry, provided, however, all wages, salaries and other compensation otherwise allowed to be included in operating costs shall also exclude any portion of such costs related to any employee's time devoted to other efforts unrelated to the maintenance and operation of the property.

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(4)             Any amount paid by Landlord or Landlord's managing agent to a subsidiary or affiliate of Landlord or Landlord's managing agent, or to any party as a result of a non-competitive selection process, for management or other services to the property, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceeds the cost that would have been paid had the services, supplies, or materials been provided by parties unaffiliated with Landlord or Landlord's managing agent on a competitive basis and are consistent with those incurred by similar buildings in the Twin Cities metropolitan area.

(5)             Any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the property.

(6)             Any office rental and any parking charges, either actual or not, for the Landlord's and/or Landlord's managing agent's management, engineering, maintenance, security, parking or other vendor personnel.

(7)             Any costs incurred in connection with the original design or construction of the property or any major changes to the property, including but not limited to, additions or deletions of floors, correction of defects in the design or construction of the property including defective equipment, and the repair of damage to the property in connection with any type of casualty, event of damage or destruction or condemnation, but not excluding deductibles under any property insurance, which are included in operating costs.

(8)             Any cost incurred in connection with upgrading the property to comply with insurance requirements, life safety codes, ordinances, statutes, or other laws in effect prior to the date of this Lease, including without limitation the Americans With Disabilities Act (or similar laws, statutes, ordinances or rules imposed by the State, County, City, or other agency where the property is located), including penalties or damages incurred as a result of non-compliance.

(9)               Capital expenditures required to correct or remediate any violation of law applicable to the property where compliance was required prior to the date of this Lease.

(10)           Elective capital additions or improvements to the property that are not repairs or replacements of existing improvements and are not intended or undertaken for the purpose of reducing operating costs.

(11)           Any cost or expense related to monitoring, testing, removal, cleaning, abatement or remediation of any "hazardous material", including toxic mold, in or about the property, and including, without limitation, hazardous substances in the ground water or soil.

(12)           Any cost of any service or items sold or provided to tenants or other occupants for which Landlord or Landlord's managing agent has been or is entitled to be reimbursed by such tenants or other occupants for such service or has been or is entitled to be reimbursed by insurance or otherwise compensated by parties other than tenants of the property, including replacing any item covered by a warranty.

(13)           Expenses in connection with services or other benefits provided to any other tenant or occupant of the property to the extent the service or benefit is not provided or made available to Tenant on materially comparable terms.

(14)           Landlord's gross receipts taxes for the property, personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, franchise, gift and transfer taxes, and all real estate taxes relating to a period payable or assessed outside the term of the Lease, and any special assessments or special taxes initiated as a means of financing improvements to the property.

(15)           All advertising and promotional costs, including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events but excluding any cost associated with life safety information services.

(16)           Any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions, excepting the building's annual membership dues in the local Building Owners and Managers Association.

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(17)           Any fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord's managing agent.

(18)           Costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items.

(19)           Purchased art and charitable or political contributions.

(20)           Any reserves of any kind.

(21)           Any costs related to the parcel of land legally described as Lot 3, Block 6, Minneapolis Industrial Park, Hennepin County, Minnesota, which is the parcel of land to the west of the parcel of land on which the building is located.

ii.                  Capital Expenses. Landlord and Tenant agree that, with respect to each capital repair or replacement (other than those excluded from operating costs under section 5.b.i) that costs more than $50,000 per item, Landlord will amortize the cost over the useful life of the capital item as reasonably determined by Landlord, with interest at the Wall Street Journal Prime Rate plus 3%, and each year's operating costs will include only the annual amortization of that amount.

iii.                Cap on Increases in Controllable Operating Costs. Landlord agrees that, in 2023 and in each subsequent calendar year throughout the term, Tenant's share of controllable operating costs, which means all operating costs other than taxes, insurance, utilities, and snow and ice removal, will be based on the lesser of the actual controllable operating costs for that year or a cap equal, in 2023, to 105% of the actual controllable operating costs in 2022, and, in each subsequent year, increasing at 5% per year, cumulatively. For example, if 2022 controllable operating costs are $100, the cap for the pass-through of controllable operating costs in 2023 would be $105, in 2024 the cap on controllable operating costs would be $110.25, in 2025 the cap on controllable operating costs would be $115.76, and so on in each subsequent year.

iv.                Tenant's Share. Tenant's share of operating costs is the product of the floor area of the premises, which is 65,983 square feet, divided by the leasable floor area of the entire property, measured the same way as the premises, expressed as a percentage. On the date of this Lease, the leasable floor area of the entire property is 216,943 square feet. Therefore, Tenant's share is currently 30.415%. However, if Landlord provides any service included in operating costs, such as janitorial service or access to the fitness center or other common amenities, to some but not all of the tenants of the property, Landlord may separately determine Tenant's share of each such component of operating costs, based on the floor area of the premises divided by the leasable floor area of all leased space to which Landlord provides that service.

v.                  Gross Up. For the purposes of determining Tenant's share of operating costs that are occupancy sensitive, such as cleaning, utilities, and the management fee, if the average occupancy of the property in any calendar year is less than 95%, the occupancy-sensitive operating costs for that year will be adjusted to reflect what the operating costs would have been at an average occupancy of 95%. Landlord agrees to make reasonable efforts to limit or avoid cleaning and utility costs for vacant leasable space.

vi.                Estimate of Operating Costs. By January 31, 2022 and by each following January 31 during the term, Landlord agrees to give Tenant its estimate of Tenant's share of operating costs under this section 5.b for that calendar year, and Tenant agrees to pay Landlord 1112th of the estimated amount for the then-current calendar year at the same time as the payment of net rent. If Landlord does not give Tenant notice of its estimate for any year before the year begins, Tenant agrees to continue to pay based on the previous year's estimate until Landlord gives Tenant its estimate for the current year. Landlord may revise its estimate of operating costs for a particular year at any time by notice to Tenant and Tenant agrees to then make monthly payments based on the revised estimate.

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vii.              Annual Reconciliation Statements. Landlord agrees to give Tenant an annual statement of the operating costs for each calendar year within 120 days after the end of the calendar year that reconciles the estimated payments of operating costs Tenant paid during the year to the actual operating costs for that year. If Tenant paid more than its share of operating costs for the year the annual statement covers, Landlord agrees, at its option, to either credit or reimburse Tenant for the excess within 30 days, except that if the term has expired, Landlord may apply the excess to any unpaid rent or to cure any default by Tenant, and Landlord agrees to reimburse any remaining amount to Tenant within 30 days after Tenant satisfies all of its obligations and liabilities under this Lease. If an annual reconciliation statement shows that Tenant paid less than its share of the actual operating costs for the year the statement covers, Tenant agrees to pay the deficiency to Landlord within 30 days after it receives the annual statement. Landlord agrees that Tenant may review and audit Landlord's records of operating costs for the year covered by an annual reconciliation statement and challenge the statement with a specific written objection or objections to Landlord within 120 days after it receives the annual statement. Tenant agrees that it waives any objections to an annual statement it does not make in writing within the 120-day objection period.

c.                   Tenant's Personal Property Taxes. Tenant agrees to pay all personal property taxes on its furniture, equipment, and other personal property in the premises. If any taxes are assessed against Landlord that include taxes on any of Tenant's personal property, Tenant agrees to reimburse Landlord.

d.                  Contesting Real Estate Taxes. Tenant waives the right to, and agrees not to, contest any real estate taxes or special assessments. Landlord agrees to contest real estate taxes and any special assessments whenever it concludes that doing so is reasonably likely to reduce the taxes or special assessments by materially more than the cost of the contest.

e.                   Paying and Applying Rent. Tenant agrees to pay all rent to Landlord without notice or demand and without any abatement, deduction, credit, or offset. Tenant's obligation to pay rent is independent from Landlord's obligations and liabilities under this Lease and from Landlord's warranties and representations. Landlord may, in its sole discretion, apply any payments to any rent Tenant then owes in any order Landlord elects in its sole discretion. Landlord's acceptance of partial payment of any past-due rent does not waive Landlord's right to receive all past-due rent in full and does not waive Landlord's right to evict Tenant or exercise any other right or remedy Landlord has with respect to any past-due rent or other default by Tenant. Landlord is not obligated to accept any prepayment of rent more than a month in advance.

f.                    Late Charge and Interest. If Tenant fails to pay any rent when due, Tenant agrees to pay Landlord on demand a late charge of 5% of the overdue amount, or interest at 1% per month until paid, or both, except that, with respect to the first late payment of rent in any 12-month period, Landlord agrees that Tenant will not owe a late charge or past-due interest unless Tenant does not pay the installment of rent within five business days after written notice that the installment is late. This late charge and interest are in addition to all of Landlord's other rights and remedies and are not liquidated damages.

6.                  Security Deposit . Tenant agrees to pay Landlord a $84,806 security deposit within 15 business days after the date of this Lease to secure Tenant's obligations under this Lease. The security deposit is not an advance payment of rent or a measure or limit of Landlord's damages for any default. Whenever an event of default by Tenant exists (following such applicable notice and opportunity to cure as provided in this Lease), Landlord may use all or part of the security deposit to satisfy any of Tenant's obligations. If Landlord applies any of the security deposit, Tenant agrees to restore the security deposit to its original amount within ten days after request. Landlord agrees to return the unapplied portion of the security deposit within 30 days after the later of (i) the date the term expires or this Lease is terminated and (ii) the date Tenant has paid all rent and performed all of its other obligations under this Lease. Landlord has no obligation to segregate or hold the security deposit separate from Landlord's other funds. Tenant is not entitled to interest on the security deposit. Tenant agrees that if Landlord transfers its interest in the premises and transfers the security deposit to the new landlord, Landlord will have no further liability to Tenant with respect to the security deposit.

7.                  Permitted Use. Landlord agrees that Tenant may use the premises only for general office, research and development, assembly, storage, and any other use permitted by law. Tenant agrees not to do anything that is a nuisance or disturbs or endangers any other tenant of the property, or to unreasonably interfere with any other tenant's use of its premises or the common areas or amenities. Tenant agrees not to use the premises in any way that is not permitted by the I-2 General Industrial District zoning that applies to the property, as modified by the conditional use permit and variances that the City has granted with respect to the property. Tenant agrees not to use the premises for any purpose or in any manner that would void coverage under a typical property insurance policy on the building or materially increase the premium under such a policy. Tenant agrees not to store any equipment, inventory, or other personal property at the property outside of the premises. Tenant agrees to comply with all laws and regulations that apply to its use or occupancy of the premises.

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8.                  Rules and Regulations. Tenant agrees to comply with all reasonable rules and regulations Landlord promulgates, to the extent they do not conflict with and are not inconsistent with this Lease. Landlord's initial rules and regulations are in Exhibit C.

9.                  Signs. Landlord agrees that Tenant may install a sign consisting of its name and logo on the exterior of the premises above the exterior front entry to the premises, place directional signage on the exterior of the premises for access to Tenant's loading docks, and place its name and logo on a panel designated by Landlord on the monument sign at the corner of Highway 55 and County Road 6, at Tenant's sole cost, as part of the Tenant's Work under section 3, subject to Landlord's and the city's approval. Tenant agrees not to install any other signs at the property. Tenant agrees to keep its signs in good repair at its sole cost.

10.              Utilities. Tenant agrees to pay for all utilities provided to the premises, including for the rooftop HVAC units that serve the premises, starting on the date of this Lease and throughout the entire term of this Lease. Tenant agrees, as part of the Tenant's Work, to install submeters or separate meters for electricity, natural gas, and water service to the premises, subject to Landlord's approval of the plans and specifications for the separate meters or submeters. For any utility service that is separately metered, Tenant agrees to set up an account Tenant's name directly with the utility provider and to pay all utility charges directly to the utility provider, together with any related taxes or surcharges. For utility services that are submetered, Tenant agrees to pay Landlord monthly, as additional rent, for the submetered utility service provided to the premises, without markup to Landlord, based on Landlord's reading of the submeters and invoices that Landlord submits to Tenant. For any utility service that is not separately metered or submetered, Tenant agrees to pay Landlord, as additional rent, for the cost of the utility service provided to the premises based on Landlord's reasonable estimates. Tenant also agrees to arrange for data and telecommunications service to Tenant at the premises, at Tenant's sole cost, and to pay the service provider directly for all data and telecommunications services.

11.              Landlord's Maintenance, Repairs, and Replacements. Landlord agrees, at its cost, but with reimbursement under section 5.b for operating costs, to maintain in good repair, subject to reasonable wear and tear and casualty: the exterior and interior common areas of the property, including landscaping; the exterior of the building, other than windows, doors, and loading docks; all structural elements of the building, including footings, the foundation, the load-bearing walls, and the roof; and all common area amenities available for Tenant's use, including the fitness center, training room, and collaboration lounge area.

In addition, Landlord agrees that if any rooftop HVAC units that serves the premises needs to be replaced because it cannot reasonably be repaired, Landlord will replace the HVAC unit at Landlord's initial cost, but Tenant agrees to pay Landlord, as additional rent in addition to operating costs under section 5.b, monthly payments in an amount sufficient to amortize the cost of the HVAC replacement, with 8% annual interest, over a 12-year useful life, using straight-line amortization, until the cost is fully amortized.

12.              Tenant's Maintenance and Repairs. Tenant agrees, at its sole cost, to maintain the interior, non-structural elements of the premises in good condition, making all necessary repairs and replacements, including: all fixtures and equipment in the premises; all windows, plate glass, and doors; all dock boards, truck doors, dock bumpers, and dock seals; all interior and exterior signs; floor coverings; interior walls, columns, and partitions; the ceilings; the sprinklers and other fire protection and life safety systems and equipment that serve only the premises; the heating, ventilation, and air conditioning systems and equipment that serve only the premises, including the roof-top HVAC units (but subject to Landlord's obligation to replace rooftop units under section 10); and all electrical, natural gas, water, sewer, and other utility lines, equipment, and facilities that serve only the premises, up to the point where they connect to the main lines. Tenant agrees, at its sole cost, to enter into a regularly-scheduled maintenance and service contract with a contractor approved by Landlord for servicing the heating, ventilation, and air conditioning systems and equipment that serve the premises. The maintenance and service contract must include replacing filters at industry-standard intervals or at any more frequent interval the manufacturer recommends, and all other services the equipment manufacturer recommends. Tenant agrees to deliver a copy of each service contract to Landlord. Tenant agrees, at its sole cost and in accordance with all applicable codes and ordinances, to put all garbage and recycling in appropriate containers in the premises. Tenant agrees, at its sole cost, to contract for garbage and recycling removal, cleaning, and janitorial services with contractors reasonably approved by Landlord. Tenant's garbage and recycling hauler must pick up at times Landlord reasonably approves. Tenant agrees to provide and install all replacement light bulbs and light fixtures for the premises and for its signs. Tenant agrees not to damage any demising wall or disturb the integrity and support provided by any wall and, at its cost, to promptly repair any damage or injury to any wall caused by Tenant or its employees, agents or invitees.

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13.              Access Control. Landlord agrees that Tenant may install its own access control system, including key card access, for the premises, after obtaining Landlord's approval. If Tenant installs its own access control system, Tenant agrees to give Landlord a keycard or security codes for access to the premises for performing janitorial services and otherwise entering the premises in accordance with this Lease. Otherwise, access control to the building will be by a card key system controlled by Landlord, and Landlord agrees to provide card keys to Tenant at Tenant's written request, at Tenant's cost. All cards Landlord supplies will remain Landlord's property. Tenant agrees not to install any locks or access control on the exterior or interior doors without Landlord's consent, and if Landlord controls the key card system, Tenant agrees not to make or permit any duplicate cards other than duplicates that Landlord provides.

14.              Alterations, Liens. As long as any alterations by Tenant do not cumulatively cost more than $50,000 in any 12-month period, Tenant may alter the interior of the premises, but not the load-bearing posts, the exterior doors or windows, or the exterior or demising walls, without Landlord's consent, but only after at least ten business days' written notice to Landlord, and only to the extent the alterations do not affect any structural element of the property or any of the electrical, plumbing, HVAC, and other systems that serve the rest of the building outside of the premises. Tenant agrees not to alter the load-bearing posts inside the premises or any other structural element of the property, the exterior doors or windows, or the exterior of the exterior walls. Before it starts any alterations, Tenant agrees to give Landlord any security Landlord reasonably requires to ensure that the work will be paid for without mechanics liens. Tenant agrees to perform any alteration work, and any end-of-term removals and restorations under section 15, in a first-class, good, and workmanlike manner in accordance with all permits, all building codes and other laws, and any plans or specifications Landlord has approved. Tenant agrees to deliver all plans, including as-built plans, in CAD format if available, for any alterations it makes to the premises within 30 days after the alterations are complete. All alterations Tenant makes to the premises will be Landlord's sole property, with no compensation from Landlord, and Tenant agrees not to remove any alterations from the premises except alterations Landlord requires it to remove before surrendering possession under section 15. Except as permitted by this section 14, Tenant agrees not to make any improvements or alterations to the premises. Tenant agrees not to allow any liens to attach to the property, and to remove any lien, by bonding over or otherwise, filed because of any labor, material, or services provided to or for Tenant's benefit within ten days after the lien is filed. If it does not, Tenant agrees that Landlord may remove the lien by any means, including by paying it off; and Tenant agrees to pay Landlord the cost of doing so within ten days after demand, including Landlord's reasonable attorney fees.

15.            Surrender of Possession. Landlord agrees that Tenant has no obligation to remove or de-install any of the Tenant's Work at the expiration or earlier termination of this Lease, and Landlord agrees to accept the Tenant's Work in its then-existing condition without any representation or warranty. Except for the Tenant's Work under section 3, and except for subsequent alterations that Landlord agrees to accept at the end of the term, Tenant agrees, at Landlord's request, to remove, before this Lease or Tenant's right to possession ends, any or all alterations Tenant makes to the premises. Before it makes any alterations, Tenant may, when it delivers the plans and specifications for the alterations to Landlord, ask Landlord to confirm whether it will require Tenant to remove any of the planned alterations and restore the premises before the term ends. Before Tenant returns possession of the premises to Landlord, Tenant agrees to remove all of its personal property, telecommunications equipment, and cabling from the premises and leave the premises broom clean and otherwise in good condition, except for reasonable wear and tear and casualty damage. Tenant agrees to surrender possession of the premises to Landlord on the scheduled expiration date of this Lease or on any earlier date when this Lease or Tenant's right to possession is terminated.

16.            Tenant's Insurance. Tenant agrees, at its sole cost, to maintain throughout the term: (a) commercial general liability insurance on an occurrence basis with limits of at least $5 million per occurrence and $10 million aggregate, including coverage for bodily injury, property damage, personal injury, and contractual liability under this Lease; (b) full replacement cost special form property insurance covering Tenant's equipment, inventory, furniture, fixtures, and other personal property in the premises; (c) worker's compensation insurance in the amount the State of Minnesota requires and employer's liability coverage in the amount of $1 million per accident, $1 million per disease, $1 million per employee; (d) automobile liability insurance including coverage for owned, hired, and non-owned automobiles, with a waiver of subrogation in Landlord's favor. Tenant agrees to cause its liability insurance policy or policies to name Landlord and any mortgagee Landlord designates as additional insureds. Tenant agrees that all insurance policies must be written by insurance companies licensed to do business in the State of Minnesota (or, in the case of excess or umbrella coverage, authorized in the State of Minnesota) and must have an A.M. Best's rating of A-VII or better. Tenant agrees to deliver to Landlord, before it takes possession of the premises, certificates of insurance evidencing the insurance this Lease requires Tenant to maintain. Tenant agrees to notify Landlord in writing 30 days before any cancellation, non-renewal, or material change in coverage, and to deliver to Landlord, certificates of a renewal or replacement policy before each policy expires or is cancelled. Tenant agrees that all insurance, except for the workers' compensation and employer's liability insurance, must be primary, without right of contribution from any insurance Landlord maintains, whose insurance is excess to all insurance Tenant carries. Landlord agrees that Tenant may satisfy the insurance requirements in this section 16 with a combination of primary and umbrella or excess coverage, but any umbrella or excess liability policy must provide that if the underlying aggregate is exhausted, the excess coverage will drop down as primary insurance. The limits of insurance Tenant maintains do not limit Tenant's liability under this Lease.

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17.            Landlord's Insurance. Landlord agrees to maintain special form property insurance for the full replacement cost of the building and the premises, and to maintain commercial general liability insurance with respect to the property. Landlord waives any claims against Tenant that are covered by Landlord's property insurance. Landlord's property insurance may include rent loss coverage, flood insurance, and earthquake insurance, but Landlord is not obligated to maintain any of those coverages.

18.            Indemnification. Tenant agrees to indemnify and defend Landlord against all t demands and claims, including reasonable attorney fees, by others related to Tenant's breach of this Lease, an occurrence in the premises, or Tenant's use or occupancy of the premises. Landlord agrees to indemnify and defend Tenant against all demands and claims, including reasonable attorney fees, by others related to Landlord's breach of this Lease or an occurrence in the interior and exterior common areas of the property.

19.            Waiver and Release. Tenant waives all claims against Landlord related to, and releases Landlord from, any loss of or damage to any property in, on, or about the premises due to any cause, including Landlord's negligence, but only to the extent the claim is or would be covered by insurance Tenant maintains or is required to maintain under this Lease. Landlord waives all claims against Tenant related to, and releases Tenant from, any loss of or damage to Landlord's property due to any cause, including Tenant's negligence, but only to the extent the claim is or would be covered by insurance Landlord maintains or is required to maintain under this Lease.

20.            Landlord's Right to Enter. Tenant agrees that Landlord may, after reasonable notice, enter the premises to perform any obligations this Lease requires Landlord to perform, to inspect, to show the premises, to post appropriate notices, to maintain, repair, or alter the premises or any other part of the property, and to cure any default by Tenant. Landlord agrees not to unreasonably interfere with Tenant's use of the premises when it enters the premises.

21.            Casualty Damage. If fire or another casualty makes the premises or any other portion of the property used by Tenant, or reasonably necessary for Tenant's use, untenantable and Landlord cannot substantially restore the premises or such portion of the property within 270 days after the casualty, either Landlord or Tenant may terminate this Lease by written notice to the other. Otherwise, Landlord agrees to repair the casualty damage, and rent will abate from the date of the casualty until the premises are substantially restored. Tenant waives any right to terminate this Lease under Minnesota Statutes Section 504B.131 or any similar statute or law and agrees that this section governs with respect to any damage to or destruction of the premises or any other part of the property.

22.            Transfers. Tenant agrees not to assign, encumber, or otherwise transfer its interest in this Lease or the premises, and not to sublease any or all of the premises, without Landlord's consent, except that Landlord agrees that Tenant may, without Landlord's consent: (i) assign its rights and obligations as the tenant under this Lease or sublease any portion of the premises to any parent company, subsidiary, or other affiliate of Tenant; (ii) assign its rights and obligations as the tenant under this Lease to any successor entity that results from a consolidation or merger with Tenant, as long as the net worth of the successor Tenant following the consolidation or merger is not less than Tenant's net worth immediately before the consolidation or merger; and (iii) permit a stock transfer or purchase of substantially all of Tenant's assets. Tenant agrees to give Landlord written notice of any transfer described in the preceding sentence that does not require Landlord's consent, within 30 days after the transfer occurs. Tenant agrees that no assignment or other transfer of the tenant's interest in this Lease or the premises, with or without Landlord's consent, will release the transferor tenant or any subsequent tenant under this Lease from the tenant's obligations under this Lease, and each transferor will continue to be liable as the tenant under this Lease, jointly and severally with each subsequent person who becomes the tenant under this Lease, except that Landlord agrees, at Tenant's request, to sign and deliver a release of a Tenant who assigns this Lease from any obligations and liabilities that relate to any time after the assignment, if (a) the assignee assumes in writing for Landlord's benefit the Tenant's obligations and liabilities that relate to any time after the assignment, (b) the assignee, together with any guarantor, has a tangible net worth of at least $50 million, as demonstrated by financial statements filed with the SEC, if the assignee is a publicly-traded company, or otherwise by audited financial statements (including all footnotes) on a form reasonably acceptable to Landlord, and (c) the assignee, together with any guarantor, otherwise satisfies Landlord's reasonable underwriting standards for a tenant leasing similar space on similar terms in the building. Tenant agrees to pay Landlord, as additional rent, 50% of the net consideration, after deducting Tenant's costs of reletting, including free rent, tenant improvements constructed at Tenant's cost in connection with any subletting or assignment, broker commissions and attorneys' fees, that Tenant receives for any sublease or assignment in excess of the rent due under this Lease for the assignment or the subleased space.

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23.       Events of Default and Remedies. Tenant agrees that it will be an "event of default" by Tenant under this Lease if (a) Tenant does not pay any installment of rent within five business days after it is due, or (b) Tenant defaults under this Lease in any other way and does not cure the default within 30 days after written notice of the default. Tenant agrees that whenever an event of default exists, Landlord may, at its election and in addition to all other remedies available at law or in equity, terminate this Lease by written notice to Tenant. If Landlord terminates Tenant's right to possession without terminating this Lease, Landlord agrees, until this Lease is terminated, to make reasonable efforts to mitigate its damages, but Tenant agrees that Landlord can satisfy its obligation to mitigate damages by marketing the premises for lease in the ordinary course of business and using its reasonable business judgment in determining whether to accept or reject any offer as if this Lease had expired on the scheduled expiration date and Tenant no longer had any obligation to pay any rent or damages to Landlord, except that Tenant agrees that Landlord may lease any other vacant space in the property to any prospective tenant before leasing the premises. Landlord shall have the right to continue to collect rent after any termination of Tenant's right to possession without a termination of this Lase for the remainder of the Lease term, but Landlord shall credit Tenant for any amounts collected by Landlord from reletting the premises, less Landlord's costs of reletting. Should Landlord elect to terminate this Lease and Tenant's right to possession under the provisions above, Landlord may recover the following damages from Tenant:

(A)              The worth at the time of the award of any unpaid rent that had been earned at the time of termination; plus

(B)              The worth at the time of the award of the unpaid rent that would have been earned after termination, until the time of award; plus

(C)              The worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; plus

(D)             Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, but not limited to, any reasonable costs or expenses (including, without limitation, reasonable attorney fees), incurred by Landlord in (a) retaking possession of the premises; (b) maintaining the premises after default; (c) preparing the premises or any portion thereof for reletting to a new tenant, including, without limitation, any reasonable repairs or alterations, whether for the same or a different use; (d) reletting the premises, including but not limited to, advertising expenses, brokers' commissions and fees; and (e) any special concessions made to obtain a new tenant.

(E)              At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in clauses (A) and (B) above, the phrase "worth at the time of the award" shall be computed by adding interest on all such sums from the date when originally due at the Interest Rate. As used in clause (C) above, the phrase "worth at the time of the award" shall be computed by discounting the sum in question at the Federal Reserve rate promulgated by the Federal Reserve Bank of Minneapolis, plus 1%.

Tenant agrees that Landlord will not be in default in the performance of any obligation required to be performed by Landlord under this Lease, and Tenant agrees not to enforce any remedy for a breach of this Lease by Landlord, unless Landlord fails to perform such obligation within 30 days after written notice from Tenant specifying in detail Landlord's failure to perform, except that if Landlord's obligation cannot reasonably be cured within that 30-day period, Landlord will not be deemed in default if it diligently pursues a cure to completion within a reasonable time. If Landlord does not cure the breach within the specified time after written notice, the breach will be a default that entitles Tenant to exercise any of its rights at law or in equity, but Tenant agrees that classifying a breach of this Lease by Landlord as a default does not, by itself, mean that the breach is a material breach and does not by itself entitle Tenant to cure the breach on Landlord's behalf, to terminate this Lease, or to enforce specific performance or obtain any other equitable relief

24.       Subordination. Landlord agrees to request from the current mortgagee of the property on the date of this Lease, and make reasonable efforts to obtain, at Landlord's expense, a subordination, non-disturbance, and attornment agreement with Tenant on the lender's standard form, except that Tenant agrees to negotiate directly with the lender for any revisions Tenant desires to the lender's form, and that Landlord has no obligation to negotiate with the lender on Tenant's behalf. Tenant agrees to sign and deliver, within 15 days after request, any reasonable subordination, non-disturbance and attornment agreement any mortgagee of the property requests, and Tenant agrees to attorn to any person who succeeds to Landlord's rights under this Lease, including any person who acquires title to the property by foreclosure or by a conveyance in lieu of foreclosure.

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25.            Estoppel Certificates. Tenant agrees to deliver to Landlord and any other person Landlord designates, within 15 days after request, a certificate signed by Tenant confirming any factual statements about this Lease, the premises, and Tenant that Landlord reasonably requests.

26.            Holding Over. If Tenant remains in possession of any of the premises after the term or Tenant's right to possession ends, Landlord may, in its sole discretion, either evict Tenant or treat Tenant as a hold over tenant. If Landlord evicts Tenant, Tenant agrees to pay, as liquidated damages for Landlord's loss of use of the premises, with respect to each full or partial month in which Tenant retains possession after its right to possession ends, 150% of the monthly net rent and operating costs that was due for the last full calendar month before Tenant's right to possession ended, plus, if Landlord provides written notice to Tenant that it has entered into a lease for the premises for a term commencing promptly following the expiration of the Lease term, any additional damages Landlord incurs because it is unable to deliver all or any part of the premises to the replacement occupant when promised, plus all other damages and remedies to which Landlord is entitled. If Landlord elects to treat Tenant as a hold over tenant, Tenant agrees to pay, in addition to all other rent, monthly net rent and operating costs in the amount of 150% of the monthly net rent and operating costs that was due for the last full month before Tenant's right to possession expired.

27.            Notices. All notices in connection with this Lease must be in writing, must be delivered to the relevant party's notice recipients listed below, and will be deemed delivered: (a) when delivered by email to the notice recipient's email address, if sent on a business day during normal business hours in the recipient's time zone, or otherwise on the next business day, with a copy sent by one of the following methods within two business days; (b) when personally delivered to the notice recipient; (c) when mailed by certified or registered mail postage prepaid, return receipt requested, to the notice recipient's street address; or (d) when sent for next business day delivery by a delivery service to the notice recipient at the recipient's street address. Landlord's and Tenant's notice recipients and their addresses are:

Landlord's notice recipients:

Jet 55 Property Owner LLC

c/o Ritz & Associates P.A.

3601 Minnesota Drive, Suite 510

Bloomington, MN 55435

Nathan Larsen

nathan.larsen@gmail.com

Steven C. Cox

Fabyanske, Westra, Hart & Thomson, P.A.

Suite 2600

333 South Seventh Street

Minneapolis, MN 55402

scox (a)fwht law.com

Tenant's notice recipients:

Before Tenant occupies the premises:

Lantronix, Inc.

7535 Irvine Center Drive, Suite 100

Irvine, California 92618

Attention: Jeremy Whitaker, CFO

Email: jeremy.whitaker@lantronix.com

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After Tenant occupies the premises:

at the premises, Attention: Anita Kumar
email: akumar@lantronix.corn

With a copy to:

Lantronix, Inc.

7535 Irvine Center Drive, Suite 100

Irvine, California 92618

Attention: Jeremy Whitaker, CFO

email: jeremy.whitaker@lantronix.com

If notice by email is undeliverable or rejected, notice must be given by one of the other methods listed above. But the rejection or other refusal to accept or the inability to deliver notice by one of the listed methods other than email, including because of a changed address of which no notice was given, will be deemed to be receipt of the notice sent, except if the sender is actually aware of the recipient's changed address, the notice will only be deemed delivered if the sender also sends it to the new address of which it is aware. Each of Landlord and Tenant may change its notice parties and their addresses by notice under this section.

28.              Financial Statements. At any time when Tenant's audited financial statements are not publicly-available online from the Securities and Exchange Commission, Tenant agrees, upon Landlord's written request, to promptly furnish to Landlord, but not more than once per year unless required in connection with a sale or financing, Tenant's most current financial statements, which will be Tenant's audited financial statements, if prepared, or which will otherwise be prepared in accordance with generally accepted accounting principles and certified by Tenant to be true and correct and to fairly reflect Tenant's then current financial condition. Landlord agrees to keep Tenant's financial statements confidential, and not to disclose them except to its lenders, investors, attorneys, brokers, and others with a similar need to review them, and subject to similar confidentiality covenants.

29.              Brokers. Michael Bowen of CBRE, Inc. has represented Landlord and Andrew Commers and Greg Tippin of Newmark have represented Tenant in connection with this Lease. Landlord agrees to pay these two brokers a commission under a separate agreement with CBRE, Inc. Each of Landlord and Tenant represents that no other broker, agent, or finder has represented it in connection with this Lease and agrees to indemnify and defend the other against any claim for any broker's or other commission by any other person who claims to have represented it or to have been engaged by it in connection with this Lease.

30.              Lease Terms are Confidential. Tenant agrees that the rent and other material business terms of this Lease are Landlord's proprietary information and agrees not to disclose the rent or other material business terms to any other tenant or prospective tenant of the property or to any other person other than Tenant's owners, investors, lenders, assignees, subtenants, employees, agents, and consultants who have a legitimate need to know that information and who will also keep the information confidential.

31.              Quiet Enjoyment. Landlord agrees that, as long as no default exists under this Lease beyond any applicable notice and cure period, Tenant shall, during the Lease term, peaceably and quietly have, hold, and enjoy the premises subject to the terms, covenants, conditions, provisions, and agreements in this Lease without interference by any persons lawfully claiming by or through Landlord.

32.              Landlord Lien Waiver. Tenant's furniture, trade fixtures, equipment, and other personal property at the premises (collectively, "Tenant's Property") shall remain the personal property of Tenant and will not be considered to be a fixture or part of the real property. Landlord hereby waives any right to distress for rent or distraint for rent with respect to the Tenant's Property, waives any statutory lien rights in the Tenant's Property, and acknowledges that Tenant has not granted Landlord a consensual security interest or other consensual lien in any of the Tenant's Property. Subject to Tenant's reimbursement of Landlord's actual out of pocket attorney fees in reviewing and negotiating such an agreement, Landlord agrees to execute a commercially reasonable lien waiver agreement with a lender who takes a security interest in the Tenant's Property evidencing such waiver of Landlord's rights.

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33.              General. Tenant agrees that Landlord's liability under this Lease is limited solely to its interest in the property and the rents from and other proceeds of the property. Time is of the essence. Landlord acknowledges and agrees that none of Tenant's constituent partners, members, shareholders, officers, directors, or employees is personally liable for any of Tenant's obligations and liabilities under this Lease. This Lease states Landlord's and Tenant's entire agreement about the premises and supersedes all previous written and oral statements and agreements about the premises. No waiver by either party of any particular breach by the other, and no failure to exercise any remedies with respect to any particular breach by the other party, waives a party's rights with respect to any future breach or its right to exercise any remedies. Each of Landlord and Tenant waives all rights to a jury trial in any lawsuit related to this Lease or the premises. Landlord and Tenant agree that in any lawsuit or other proceeding between them, the party that loses will pay all of the prevailing party's costs related to the proceeding, including reasonable attorney fees, expert fees, court costs, and filing, service and recording fees. Each of Landlord and Tenant agrees that, except where this Lease expressly provides otherwise, it will not unreasonably withhold, condition, or delay any consent or approval this Lease requires the other party to obtain from it. This Lease may be signed electronically and in counterparts, and may be delivered electronically. This Lease shall be construed and enforced in accordance with the laws of the State of Minnesota.

Signature Pages Follow

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Signature Page to Lease

Landlord:

Jet 55 Property Owner LLC

By:	FRP AREP III Jet 55 LLC, a Delaware limited liability company, its managing member

By:	Jet 55 Operator LLC, a Minnesota limited liability company, its Administrative Member

By:	/s/ Nathan Larsen
Name:	Nathan Larsen
Title:	Manager

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Signature Page to Lease

Tenant:

Lantronix, Inc.

By:	/s/ Paul Pickle
Name:	Paul Pickle
Title:	President & CEO

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EXHIBIT A-1

Floor Plans

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EXHIBIT A-2

Site Plan

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EXHIBIT A-3

Tenant's Preliminary Plans and Specifications

JET 55 CORPORATE CENTER

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JET 55 CORPORATE CENTER

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JET 55 CORPORATE CENTER

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EXHIBIT B

Legal Description of the Property

Lot 1, Block 6, Minneapolis Industrial Park, Hennepin County, Minnesota, except the part of Lot 1 that lies Northerly of the following described line: Beginning at a point on the Northwesterly line of said Lot 1, distant 40 feet Southwesterly of the most Northerly corner thereof; thence run Easterly to a point on the Northeasterly line of said Lot 1, distant 20 feet Southeasterly of the most Northerly corner thereof and there terminating; also except vacated 16th Avenue North.

That part of 16th Avenue North (Old County Road 6), Minneapolis Industrial Park, lying Northerly of the Easterly prolongation to the East line of Section 27, of the most Southerly line of Lot 1, Block 6, Minneapolis Industrial Park, Hennepin County, Minnesota.

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EXHIBIT C

Rules and Regulations

Jet 55

(11/1/21)

1.                Tenant agrees not to place curtains, blinds, shades, or screens in any exterior windows without Landlord's written approval.

2.                Tenant agrees to make reasonable efforts not to permit its employees or contractors to leave, any vehicles overnight or over any weekend in any parking area, and to make reasonable efforts not to permit its employees to park in parking spaces designated as visitor parking spaces or reserved or designated for other tenants. Tenant agrees to comply with, and to make reasonable efforts to cause its employees, other occupants of the premises, and its contractors to comply with all other reasonable parking policies Landlord establishes for the property, as long as they do not materially impair Tenant's parking rights under this Lease. Tenant agrees to relocate the vehicles parked overnight in the outdoor parking area for snow plowing and other maintenance as requested by Landlord or its snow plowing contractor or other contractor. Tenant acknowledges that vehicles parked overnight in the outside parking area that are not moved may be plowed in, and the spaces on which they are parked may not be plowed, and Tenant accepts these consequences and the risk of damage to its vehicles that it leaves parked outside overnight during snow-clearing and during other after-hours maintenance to the parking areas.

3.                Tenant agrees not to do or permit any boring or cutting for wires without Landlord's approval, and that Landlord may require that all boring and cutting be done only under Landlord's supervision. All wires Tenant installs or uses must be clearly tagged at the distribution boards and junction box and elsewhere in the building with the suite number of the premises the wires serve, the purpose for which the wires are used, and Tenant's name. Tenant agrees to instruct all cable installers to attach cable in wire hangers or in any designated building floor or ceiling system cable location. Tenant agrees not to allow installers to lay any cables on top of any suspended ceiling system.

4.                Tenant agrees to give Landlord prompt notice of all damage to or defects in the heating, air conditioning, and ventilation equipment, the plumbing system, the electrical, or any other building system or equipment.

5.                Tenant agrees it is responsible for protecting the premises from theft and robbery, including keeping doors and other means of entry locked when the premises are not open and staffed. Landlord is not responsible to Tenant, its agents, employees, licensees, contractors, or invitees for any loss of property from the premises or public areas or for any damage to any personal property from any cause.

6.                Tenant agrees not to install or operate machinery or any mechanical devices that are not directly related to Tenant's ordinary use of the premises without Landlord's written consent. Tenant agrees to comply with any floor loading maximum levels of which Landlord gives it notice. Tenant agrees not to otherwise deface the premises.

7.       Tenant agrees to give Landlord written notice of any material repairs or alterations it intends to perform in the premises, and to identify each contractor or personnel who will do work in the premises.

8.       Tenant agrees not to, and to make reasonable efforts that its employees, agents, employees, licensees, contractors, and invitees do not:

a.                   go on the roof or enter any storage, electrical, or telephone closet, or heating, ventilation, air conditioning, mechanical, or elevator machinery housing areas;

b.                  use any additional method of heating or air conditioning the premises, including space heaters;

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c.                   sweep or throw any dirt or other substance into any hallway, passageway, sidewalk or parking area;

d.                   bring in or keep in the premises any firearms;

e.                   bring or keep in the premises any bicycles, motorcycles, or other vehicles;

f.                   bring or keep any animals in the premises except service animals;

g.                   deposit any trash, garbage, recycling, or other substance within or outside of the building, except in appropriate containers;

h.                   operate any device that produces an odor, emits music, or emits vibrations heard or felt outside the premises, or that emits electrical waves that impair radio, television, or other communication systems; or

i.                    smoke cigarettes, pipes, cigars, e-cigarettes or any other smoking device in the building or within ten yards of any door to the building.

9.             Except for signs this Lease expressly permits, Tenant agrees not to place in the windows any sign or video screen that is intended to be seen from outside of the premises without Landlord's written consent. For any signs Landlord approves, Tenant agrees to use only an installer approved by Landlord.

10.            Tenant agrees not to permit the toilets, sinks, urinals, water fountains, drains, and other parts of the plumbing system to be used for any purpose other than those for which they were constructed or installed. Tenant agrees to pay to repair and clean up any breakage, stoppage, or damage that results from any improper use of the plumbing system by Tenant or its employees, contractors, or visitors.

11.            Tenant agrees not to use the name of the property or pictures of the building or any other part of the property in advertising or other publicity without Landlord's written consent, except to identify the location of the premises.

12.            Tenant agrees not to solicit business from other tenants or occupants of the property.

13.            Tenant agrees not to allow its employees and any other occupants of the premises to cook in the premises, except Tenant may install and use in the break room small kitchen appliances, such as a microwave oven, a toaster, coffee makers, a refrigerator, an ice maker, but not hot plates or similar cook tops.

14.            Tenant agrees not to allow the premises to be used or occupied as sleeping or lodging quarters.

15.            Tenant agrees to comply with all reasonable trash removal and trash recycling rules and regulations Landlord imposes.

16.            Tenant agrees to make reasonable efforts not to permit picketing or other union activity involving its employees at the property without Landlord's written consent.

17.            Tenant agrees not to conduct, or permit to be conducted on or from the premises, any auction, liquidation sale, going-out-of-business sale, or other similar activity.

18.            Landlord reserves the right to rescind and reasonably add to, supplement, and otherwise modify these rules and regulations, including by establishing rules and regulations for the fitness center, the training room, and the collaboration lounge area. Tenant agrees that Landlord is not responsible for any other tenant's or occupant's violation of any rules and regulations and that Landlord has no obligation to enforce any rules and regulations for Tenant's benefit. Landlord agrees to enforce the rules and regulations in a non-discriminatory manner.

In the event of any conflict between these rules and regulations and the Lease, the Lease shall control.

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